UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2016

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Canal View Boulevard Suite 300 Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 19, 2016, Document Security Systems, Inc. (the “Company”) was notified by the NYSE MKT LLC (“NYSE MKT”) that NYSE Regulation has accepted the Company’s plan to regain compliance with the exchange’s continued listing standards set forth in Section 1003(a)(ii) of the NYSE MKT Company Guide (the “Company Guide”) by October 2, 2017, subject to periodic review by the NYSE MKT for compliance with the initiatives set forth in the plan. If the Company is not in compliance with the continued listing standards by October 2, 2017, or if the Company does not make progress consistent with the plan during the plan period, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

As previously reported in a Current Report on Form 8-K filed on April 7, 2016, the Company was previously notified by NYSE MKT that the Company was not in compliance with the stockholders’ equity continued listing standards set forth in Section 1003(a)(ii) of the Company Guide. In order to maintain its listing, the Company was required to submit a plan of compliance by May 2, 2016 addressing how it intends to regain compliance with Section 1003(a)(ii) of the Company Guide by October 2, 2017, which it did in due course.

Also as previously reported in a Current Report on Form 8-K filed on March 18, 2016, the Company was previously notified by NYSE MKT that the Company was not in compliance with the continued listing standards set forth in Section 1003(f)(v) of the Company Guide due to the average selling price of the Company’s common stock falling below the acceptable minimum required average share price. Included in the Company’s plan to regain compliance is a proposed reverse stock split, which NYSE MKT has stated must be implemented no later than September 15, 2016. The Company has proposed a 1-for-4 reverse stock split for approval at its upcoming annual meeting of stockholders to be held on June 28, 2016.

The notice from the NYSE MKT has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE MKT exchange under the symbol “DSS” subject to periodic review by the NYSE MKT. The listing of DSS’s common stock on the NYSE MKT is being continued pursuant to an extension during the plan period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: May 24, 2016	By:	/s/ Jeffrey Ronaldi
Jeffrey Ronaldi
Chief Executive Officer